Exhibit 99.1

News Release

Lisa Hook to join Ritchie Bros.’ Board of Directors

VANCOUVER, B.C. (October 18, 2021) – Ritchie Bros. Auctioneers Incorporated (NYSE: RBA) (TSX: RBA) (“Ritchie Bros. and the “Company”), is pleased to announce the appointment of Lisa Hook to its Board of Directors, effective November 1, 2021

“We are pleased to welcome Lisa as our newest director. Her vast and diverse experience of transforming and scaling businesses with technology adds a valuable perspective to our Board” said Erik Olsson, Chairman of the Board for Ritchie Bros.

Commenting on the appointment, Ann Fandozzi, CEO of Ritchie Bros., said: “I am excited by Lisa joining the board and helping Ritchie Bros achieve our strategic vision to be the trusted global marketplace for insights, services, and transaction solutions for our valued customers.”

“I am honored to join Ritchie Bros., an iconic company forging an exciting path to global leadership in providing a full suite of services for companies in the commercial assets space” said Lisa Hook.

Lisa Hook is currently on the boards of Fidelity National Information Services, Inc. (NYSE: FIS), the global leader in banking and payment solutions; Philip Morris International (NYSE: PM), a leading international tobacco company; Ping Identity Holding Corp (NYSE: PING), a global pioneer in intelligent identity for the enterprise; and CubeIQ, a private company in location intelligence. She is also a senior advisor at Partners Group Holdings (SWX: PGHN), one of the largest private markets investments managers globally as well as Chair of Founders Council for Trilantic Capital Partners, an independent private equity investment advisor. She previously was the CEO of Neustar, Inc (NYSE: NSR) a global information services company focused on cloud-based workflow solutions for marketing analytics, risk/fraud and credit analytics and threat intelligence, all connected by its real-time unified identity (OneID) platform. Prior to Neustar, Hook was the CEO of Sunrocket, a cloud-based voice over IP service provider and held various leadership positions at AOL and Time Warner

About Ritchie Bros.:

Established in 1958, Ritchie Bros. (NYSE and TSX: RBA) is a global asset management and disposition company, offering customers end-to-end solutions for buying and selling used heavy equipment, trucks and other assets. Operating in a number of sectors, including construction, transportation, agriculture, energy, oil and gas, mining, and forestry, the company’s selling channels include: Ritchie Bros. Auctioneers, the world’s largest industrial auctioneer offers live auction events with online bidding; IronPlanet, an online marketplace with featured weekly auctions and providing the exclusive IronClad Assurance® equipment condition certification; Marketplace-E, a controlled marketplace offering multiple price and timing options; Mascus, a leading European online equipment listing service; and Ritchie Bros. Private Treaty, offering privately negotiated sales. The Company’s suite of solutions also includes Ritchie Bros. Asset Solutions and Rouse Services LLC, which together provides a complete end-to-end asset management, data-driven intelligence and performance benchmarking system. Ritchie Bros. also offers sector-specific solutions including GovPlanet, TruckPlanet, and Kruse Energy, plus equipment financing and leasing through Ritchie Bros. Financial Services. For more information about Ritchie Bros., visit RitchieBros.com.

For investor inquiries, please contact:

Sameer Rathod

Vice President, Investor Relations & Market Intelligence

+1.510.381.7584

srathod@ritchiebros.com

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